Exhibit 99.03

ACM Research Announces Delivery of Smart Megasonix Wafer Cleaning Tool
to U.S. Demo Lab of Leading Global Semiconductor Equipment Manufacturer

FREMONT, California, Aug. 5, 2020 (GlobeNewswire) – ACM Research, Inc. (“ACM”) (NASDAQ: ACMR), a leading supplier of wafer cleaning technologies for advanced semiconductor devices, today announced that it has delivered an Ultra C SAPS II tool for R&D to a leading global supplier of semiconductor process equipment for wafer manufacturing. ACM’s SAPS technology will be evaluated at the OEM’s U.S. demo lab to assess its performance with the OEM’s world-class semiconductor processing solutions. This marks the first delivery and installation of Smart Megasonix technology in the United States.

ACM’s President and Chief Executive Officer Dr. David Wang commented, “We are excited to provide our wafer cleaning technology to a leading global semiconductor equipment supplier in the United States. We are confident that ACM’s advanced cleaning capabilities can support industry migration to next-generation process nodes. We view this opportunity as an important milestone toward ACM’s goal of expanding its customer base to North America.”

Installation of the SAPS II tool at the OEM’s demo lab is underway, with support from ACM’s U.S. and international service teams.

About ACM Research, Inc.

ACM develops, manufactures and sells semiconductor process equipment for single-wafer or batch wet cleaning, electroplating, stress-free polishing and thermal processes that are critical to advanced semiconductor device manufacturing, as well as wafer-level packaging. The company is committed to delivering customized, high performance, cost-effective process solutions that semiconductor manufacturers can use in numerous manufacturing steps to improve productivity and product yield.

© ACM Research, Inc. SAPS, SMART MEGASONIX, ULTRA C and the ACM Research logo are trademarks of ACM Research, Inc. For convenience, these trademarks appear in this press release without a ™ symbol, but that practice does not mean that ACM Research will not assert, to the fullest extent under applicable law, its rights to such trademarks.

Forward-Looking Statements

Statements contained in the second paragraph of this press release are not historical facts and may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the intent, belief and current expectations with respect to the potential of ACM’s tools to support migration to new process nodes and of ACM to expand to sell more tools in North America. Such statements, which are expectations only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, market acceptance of ACM’s SAPS and other technologies, ACM’s ability to compete effectively by, among other things, enhancing its existing tools and achieving market acceptance, ACM’s ability to manage its growth, ACM’s limited experience in selling in North America, potential changes in government trade policies (including the imposition of tariffs by U.S. and PRC governments), and economic concerns, including the unpredictability of current markets resulting from the ongoing COVID-19 pandemic. ACM undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in its expectations with regard to these forward-looking statements or the occurrence of unanticipated events.

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